Exhibit 107

Calculation of Filing Fee Table

SC TO-I
(Form Type)

OTONOMO TECHNOLOGIES LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of filing fee
Fees to Be Paid	$434,795.50(1)	$0.00011020 per $1,000,000	$47.92
Fees Previously Paid
Total Transaction Value			$434,795.50
Total Fees Due for Filing			$47.92
Total Fees Previously Paid
Total Fee Offsets			--
Net Fee Due			$47.92

(1)
The transaction valuation is estimated solely for purposes of calculating the amount of the filing fee. Otonomo Technologies Ltd. (the “Company”) is offering holders of a total of 13,824,976 public warrants and private placement warrants to purchase shares of the Company’s ordinary shares, no par value per share (the “Ordinary Shares”), outstanding as of July 17, 2023, the opportunity to exchange such warrants and receive 0.25 Ordinary Shares in exchange for each warrant. The transaction value was determined by using the average of the high and low prices of the public warrants as reported on The Nasdaq Stock Market LLC on July 17, 2023, which was $0.03145 per warrant.